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Exhibit 5


        LEGAL OPINION AND CONSENT OF FLIPPIN, DENSMORE, MORSE & JESSEE
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                                                     HUGH B. WELLONS
                                                     (540) 510-3057
                                                     wellons@flippindensmore.com


                                April ___, 2000


Salem Community Bankshares, Inc.
220 East Main Street
Salem, Virginia 24153

Gentlemen:

     We have participated in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Salem Community Bankshares, Inc. (the "Company") with the Securities and Exchange Commission on April ___, 2000 covering a maximum of 1,590,482 shares of common stock, $5.00 par value, to be issued by the Company in connection with the reorganization of Salem Bank and Trust, National Association (the "Bank") into a one-bank holding company structure. As stated in the materials included in the Registration Statement, the reorganization will be effected by a share exchange.

     Under the terms of the Plan and Agreement of Reorganization, each share of Common Stock of the Bank, will be converted into and exchanged for one share of Common Stock of the Company, in a transaction intended to qualify as a "tax-free" reorganization for federal income tax purposes. The Bank will continue as a wholly-owned subsidiary of the Company.

     For the purposes of this opinion, we have examined the Company's Articles of Incorporation and Bylaws. We also have examined the Plan and Agreement of Reorganization by and between the Bank and the Company.

     Based on the foregoing, with regard to the legality of the issuance of the stock being registered under the Registration Statement, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full power and authority to carry on the business in which it is now and will be engaged.

     2.   All 1,590,482 shares of the Company's common stock, $5.00
          par value, being registered under the Registration Statement will, when issued, be legally issued, fully paid and nonassessable.
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     We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement and to the reference to our name therein and under the caption "Legal Opinions" in the prospectus contained therein.


                                    Very truly yours,



                                    Flippin, Densmone, Morse
                                        & Jessee, P.C.